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                                PRESS RELEASE


FOR IMMEDIATE RELEASE                           SUFFOLK BANCORP LOGO

Contact:  Douglas Ian Shaw                      6 West Second Street
          Corporate Secretary                   Riverhead, NY 11901
          (516) 727-5667                        (516) 727-5667 (Voice)
                                                (516) 727-3214 (FAX)
                                                suffolkbancorp@scnb.com


               SUFFOLK BANCORP ANNOUNCES PASSING OF JOHN F. HANLEY
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER

     Riverhead, New York, October 4, 1999, -- With deepest regret, the Board of Directors of SUFFOLK BANCORP (NASDAQ - SUBK) and its banking subsidiary, The Suffolk County National Bank, today announced the passing yesterday of John F. Hanley President and Chief Executive Officer after a long illness. Victor F. Bozuhoski, Acting Chief Operating Officer during Mr. Hanley's illness, will continue until a successor is announced.

     Mr. Hanley served as President and Chief Executive Officer of Suffolk Bancorp ("Suffolk") since January 1, 1998, and The Suffolk County National Bank ("SCNB") since January 1, 1997. He was a director of both Suffolk and SCNB since 1997. He was also President and Director of Suffolk Greenway, Inc. a real estate investment trust.

     Mr. Hanley joined SCNB on September 8, 1971 and progressed through the ranks to the post of Chief Executive. He was responsible for developing SCNB's consumer loan portfolio from approximately $16 million to more than $400 million during his career. He was a graduate of the American Bankers Association Stonier Graduate School of Banking where he received a Diploma with Distinction. He held a Masters of Business Administration from Hofstra University and a Bachelor of Science from the University of Maine. Mr. Hanley was active in the educational programs of the New York State Bankers Association, having served as Chairman of the Association's Retail Banking Division and Retail Banking Division Education Committee. He was a member of the faculty of the Consumer Credit School at West Point and was a Trustee of the New York Bankers Association Insurance Committee and Circuit Agency, Inc. Mr. Hanley was recognized nationally as an expert in retail and wholesale automobile financing.

     Mr. Hanley was 52 at the time of his death. He is survived by his wife and three children, his mother and a sister.

     Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through The Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York. "SCNB" is Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, The Suffolk County National Bank is the second largest independent bank headquartered on Long Island, with 26 offices in Suffolk County, New York.

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